HORIZON ENERGY DEVELOPMENT, INC.
                 BALANCE SHEET

                                                At September 30, 1995
ASSETS
Current Assets:
    Cash                                                 $      632,459
Total Current Assets                                             632,459
Property, Plant & Equipment                                        69,832
    Less:  Reserve for DDA
                                                                   69,832
Other Assets:
    Deferred Charges                                             711,528
Total Other Assets                                               711,528

Total Assets                                             $   1,413,819

LIABILITIES AND STOCKHOLDERS EQUITY
Capital Stock $1 Par:
    Authorized 500 Shares Issued and Outstanding         $             500
    Paid-In-Capital                                              999,500
Retained Earnings                                               (162,500)
Total Stockholders Equity                                        837,500

Current and Accrued Liabilities:
    Accounts Payable                                               24,868
    Accounts Payable - Intercompany                              638,951
Total Current and Accrued Liabilities                            663,819

Deferred Credits:
    Accumulated Deferred Income Taxes                             (87,500)
Total Deferred Credits                                            (87,500)

Total Liabilities and Stockholders Equity                $   1,413,819